October 1, 2008

Brad Singer

Dear Brad:

Congratulations, you have been given a stock option grant in recognition of your contributions to the success of Discovery Communications, Inc. (the “Company”) and in satisfaction of Section III.D.2 of your employment agreement with Discovery Communications, LLC dated as June 11, 2008. A stock option grant gives you the right to purchase a specific number of shares of the Company’s Series A common stock at a fixed price, assuming that you satisfy conditions of the Plan and the implementing agreement. We would like you to have an opportunity to share in the continued success of the Company through this stock option grant under the Discovery Communications, Inc. 2005 Incentive Plan (As Amended and Restated) (the “Plan”), the Plan under which the Company will now make equity grants after the transactions that closed on September 17, 2008. The Company’s general program to offer equity and equity-type awards to eligible employees is referred to as the Performance Equity Program (“PEP”). The following represents a brief description of your grant. You will receive additional details regarding your stock option grant within the next several weeks including a Nonqualified Stock Option Grant Agreement (the “Grant Agreement”) and a copy of the Plan; responses to frequently asked questions are attached. In addition, if you are located in a country other than the United States, you will receive an International Addendum with your first award under the Plan that you must sign and return to the Company. If you are subject to this requirement, the International Addendum is enclosed. These materials will provide important information regarding the mechanics of the stock option grant and instructions for accepting the grant and for designating beneficiaries.

Stock Option Grant Summary:

Date of Grant	October 1, 2008
Option Shares	527,198
Grant Price per Share	$17.72
25% of the Option Shares beginning on July 15, 2009 and
an additional 25% of the Option Shares beginning on
Exercisability	each subsequent July 15.

Term Expiration Date	October 1, 2015

•	You have been granted a nonqualified stock option to purchase shares of Discovery Communications, Inc. Series A Common Stock. The total number of shares under your grant is in the chart above under “Option Shares” and the price per share is under “Grant Price per Share.”

•	The potential value of your stock option grant increases if the price of the Company’s stock increases, but you also have to continue to work for the Company (except as the Grant Agreement provides) to actually receive such value. Of course, the value of the stock may go up and down over time.

•	You can’t exercise the stock option (actually purchase the shares) until it becomes exercisable. Your stock option becomes exercisable in four annual 25% increments as shown in the chart above, assuming you remain an employee of the Company and subject to the terms in the Grant Agreement.

•	Whether or not you decide to exercise your stock option and purchase the stock is your decision, and you have until the stock option expires (which will be no later than the seventh anniversary of the Date of Grant, October 1, 2015, but can end earlier in various situations) to make that decision.

•	Once you have purchased the stock, you will own the stock and may decide whether to hold the stock, sell the stock or give the stock to someone as a gift.

•	In most countries, you will be taxed on your stock option as soon as you exercise the stock option to purchase or sell the stock. However, tax laws vary by country, so please check with your tax advisor or government tax office.

•	Your ability to purchase shares through the exercise of a stock option is conditioned upon compliance with any local laws that apply to you.

You can access the DAP portal for updates and information, email pepquestions@discovery.com, or call the Compensation Hotline at 240-662-3493 with any questions.

Discovery Performance Equity Program
Nonqualified Stock Option Grant Agreement for Brad Singer
Sign-On Makeup Option

Discovery Communications, Inc. (the “Company”) has granted you an option (the “Option”) under the Discovery Communications, Inc. 2005 Incentive Plan (As Amended and Restated) (the “Plan”), the Plan under which the Company will now make equity grants after the transactions that closed on September 17, 2008. The Company’s general program to offer equity and equity-type awards to eligible employees is referred to as the “Performance Equity Program” (or “PEP”). The Option lets you purchase a specified number (the “Option Shares”) of shares of the Company’s Series A common stock, at a specified price per share (the “Grant Price”).

The individualized communication you received (the “Cover Letter”) provides the details for your Option. It specifies the number of Option Shares, the Grant Price, the Date of Grant, the schedule for exercisability, and the latest date the Option will expire (the “Term Expiration Date”).

The Option is subject in all respects to the applicable provisions of the Plan. This Grant Agreement does not cover all of the rules that apply to the Option under the Plan; please refer to the Plan document. Capitalized terms are defined either further below in this grant agreement (the “Grant Agreement”) or in the Plan. If you are located in a country other than the United States, you are also receiving an International Addendum to this Grant Agreement (the “International Addendum”). You are required to sign a copy of the International Addendum in addition to accepting this Grant Agreement electronically. The International Addendum is incorporated into the Grant Agreement by reference and supplements the terms of this Grant Agreement and future grants to you under the Plan.

The Plan document is available on the Fidelity website. The Prospectus for the Plan, the Company’s S-4, Annual Report on Form 10-K, and other filings the Company makes with the Securities and Exchange Commission are available for your review on the Company’s web site. You may also obtain paper copies of these documents upon request to the Company’s HR department.

Neither the Company nor anyone else is making any representations or promises regarding the duration of your service, exercisability of the Option, the value of the Company’s stock or of this Option, or the Company’s prospects. The Company is not providing any advice regarding tax consequences to you or regarding your decisions regarding the Option; you agree to rely only upon your own personal advisors.

No one may sell, transfer, or distribute the Option or the securities that may be purchased upon exercising the Option without an effective registration statement relating thereto or an opinion of counsel satisfactory to Discovery Communications, Inc. or other information and representations satisfactory to it that such registration is not required.

In addition to the Plan’s terms and restrictions, the following terms and restrictions apply:

Option Exercisability	While your Option remains in effect under the Option Expiration section, you may exercise any exercisable portions of the Option (and buy the Option Shares) under the timing rules of this section.

The Option will become exercisable on the schedule provided in the Cover Letter to this Grant Agreement, assuming you remain employed (or serve as a member of the Company’s board of directors) through each Exercisability Date. Any fractional shares will be carried forward to the following Exercisability Date, unless the Committee selects a different treatment. For purposes of this Grant Agreement, employment with the Company will include employment with any Subsidiary whose employees are then eligible to receive Awards under the Plan (provided that a later transfer of employment to an ineligible Subsidiary will not terminate employment unless the Committee determines otherwise).

Exercisability will accelerate fully on your Retirement, or, while employed, your Disability or death. (“Retirement” means your employment ends for any reason other than Cause at a point at which you are at least age 60 and have been employed by the Company, any of its subsidiaries, or Discovery Communications, LLC for at least five years, where your period of service is determined using the Company’s Prior Employment Service Policy or a successor policy chosen by the Committee. Acceleration upon Retirement does not apply in countries subject to the EU Directive on Discrimination. “Disability has the meaning provided in Section 2.1 of the Plan and not in Section IV.B of the employment agreement between DCL and you dated June 11, 2008, as amended or replaced from time to time (the “Employment Agreement”).)

Without Cause, For Good Reason,	If, before the Option is fully exercisable, the Company terminates your employment without Cause, you resign for Good Reason, or your

Or Nonrenewal employment ends because of the Company’s (or Discovery Communications, LLC’s (“DCL’s”)) not renewing the Original Term of your Employment Agreement, the Option shall become fully exercisable, subject to the next paragraph.

You may exercise the Option after your employment ends for a reason set forth in the preceding paragraph (if the Option has not expired under the Option Expiration provision) if you sign (or have signed) an enforceable release under Section IV.D.3 of the Employment Agreement in the form the Company or DCL provides. However, if you exercise during the 60 days following cessation of employment and the release has not become effective by the 60th day, the Compensation Committee may require you to pay to the Company any Option Gain for each Option Share you purchased during such 60 day period. For this purpose, the “Option Gain” equals the excess, if any, of (i) the Fair Market Value of the Option Share on the exercise date upon which it was acquired, over (ii) the Grant Price you paid. The Option Gain will be determined without regard to any market price increase or decrease after the respective exercise date. Payment is due within 10 days after the Compensation Committee’s notice to you. Any portions of the Option not already exercised when you receive notice will then be immediately forfeited.

“Cause” has the meaning provided in Section 11.2(b) of the Plan and therefore incorporates the definition in Section IV.C of the Employment Agreement. “Good Reason” has the meaning provided in Section IV.D.1 of the Employment Agreement. “Original Term” has the meaning provided in Section II.A of the Employment Agreement.

Change in Notwithstanding the Plan’s provisions, if an Approved Transaction,

Control Control Purchase, or Board Change (each a “Change in Control”) occurs while you remain employed by the Company, the Option will only have accelerated exercisability as a result of the Change in Control if (i) within 12 months after the Change in Control, (x) your employment is terminated without Cause or (y) you resign for Good Reason and (ii) with respect to any Approved Transaction, the transaction actually closes and the qualifying separation from employment occurs within 12 months after the closing date. Unless the Committee determines otherwise, Good Reason provides an acceleration only for resignations during the 12 month period following a Change in Control.

The Committee reserves its ability under Section 11.1(b) of the Plan to vary this treatment if the Committee determines there is an equitable substitution or replacement award in connection with a Change in Control.

Option Expiration You cannot exercise the Option after it has expired. The Option will expire no later than the close of business on the Term Expiration Date. Unexercisable portions of the Option expire immediately when you cease to be employed (unless you are concurrently remaining or becoming a member of the Board). Exercisable portions of the Option remain exercisable until the first to occur of the following, each as defined further in the Plan or the Grant Agreement, and then immediately expire:

•	Immediately upon violation of Section VI of the Employment Agreement (pursuant to Section IV.D.3 of the Employment Agreement, which applies to all outstanding options without regard to whether their grant documents reference those provisions)

•	Immediately upon termination of employment for Cause

•	The 30th day after your employment (or directorship) ends if you resign other than on Retirement, except as provided in the “Without Cause, For Good Reason, or Nonrenewal” provision

•	The 60th day after your employment (or directorship) ends in a circumstance described in the “Without Cause, For Good Reason, or Nonrenewal” provision if you have not then satisfied all of the conditions in such provision (even if then eligible for Retirement, except as the Committee otherwise provides); provided that you are still subject to that provision’s requirement to pay over Option Gain.

•	The 150th day after your employment (or directorship) ends if you have satisfied all of the conditions in the “Without Cause, For Good Reason, or Nonrenewal” provision (even if then eligible for Retirement, except as the Committee otherwise provides)

•	For death, Disability, or Retirement, the first anniversary of the date employment ends

•	The Term Expiration Date

If you die during the 30 or 90 day period after your employment ends (on a termination without Cause or a resignation), the period for exercise will be extended until the first anniversary of the date your employment ended, subject to the Term Expiration Date.

The Committee can override the expiration provisions of this Grant Agreement.

Method of Exercise and Payment for Shares	Subject to this Grant Agreement and the Plan, you may exercise the Option only by providing a written notice (or notice through another previously approved method, which could include a web-based or voice- or e-mail system) to the
Secretary of the Company or to whomever the Committee designates, received on or before the date the Option expires.
Each such notice must satisfy whatever then-current procedures apply to that Option and must contain such representations (statements from you about your situation) as the Company requires. You must, at the same time, pay the Grant Price using one or more of the following methods:

Cash/Check cash or check in the amount of the Grant Price payable to the order of the Company; or

Cashless an approved cashless exercise method, including directing the Company

Exercise to send the stock certificates (or other acceptable evidence of ownership) to be issued under the Option to a licensed broker acceptable to the Company as your agent in exchange for the broker’s tendering to the Company cash (or acceptable cash equivalents) equal to the Grant Price and, if you so elect, any required tax withholdings.

The Committee can approve additional payment methods, including use of a fully or partially recourse promissory note, subject to any prohibitions of applicable law.

Withholding	Issuing the Option Shares is contingent on satisfaction of all obligations with respect to required tax or other required withholdings (for example, in the U.S., Federal, state, and local taxes). The Company may take any action permitted under Section 11.9 of the Plan to satisfy such obligation, including, if the Committee so determines, satisfying the tax obligations by (i) reducing the number of Option Shares to be issued to you in connection with any exercise of the Option by that number of Option Shares (valued at their Fair Market Value on the date of exercise)
that would equal all taxes required to be withheld (at their minimum withholding levels), (ii) accepting payment of the withholdings from a broker in connection with a Cashless Exercise of the Option or directly from you, or (iii)
taking any other action under Section 11.9. If a fractional share remains after deduction for required withholding, the Company will pay you the value of the fraction in cash.
Compliance with Law	You may not exercise the Option if the Company’s issuing stock upon such exercise would violate any applicable Federal or state securities laws or other laws or regulations. You may not sell or otherwise dispose of the Option Shares in violation of applicable law. As part of this prohibition, you may not use the Cashless Exercise methods if the Company’s insider trading policy then prohibits you from selling to the market.
Additional Conditions	The Company may postpone issuing and delivering any Option Shares for so long as the Company determines to be advisable to satisfy the following:
to Exercise

its completing or amending any securities registration or qualification of the Option Shares or its or your satisfying any exemption from registration under any Federal or state law, rule, or regulation;

its receiving proof it considers satisfactory that a person seeking to exercise the Option after your death is entitled to do so;

your complying with any requests for representations under the Plan; and

your complying with any Federal, state, or local tax withholding obligations.

Additional Representations from You	If you exercise the Option at a time when the Company does not have a current registration statement (generally on Form S-8) under the Securities Act of 1933
(the “Act”) that covers issuances of shares to you, you must comply with the following before the Company will issue the Option Shares to you. You must —

represent to the Company, in a manner satisfactory to the Company’s counsel, that you are acquiring the Option Shares for your own account and not with a view to reselling or distributing the Option Shares; and

agree that you will not sell, transfer, or otherwise dispose of the Option Shares unless:

a registration statement under the Act is effective at the time of disposition with respect to the Option Shares you propose to sell, transfer, or otherwise dispose of; or

the Company has received an opinion of counsel or other information and representations it considers satisfactory to the effect that, because of Rule 144 under the Act or otherwise, no registration under the Act is required.

No Effect on Employment or Other Relationship	Nothing in this Grant Agreement restricts the Company’s rights or those of any of its affiliates to terminate your employment or other relationship at any time and for any or no reason. The termination of employment or other relationship, whether by the Company or any of its affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the Plan and any applicable employment or severance agreement or plan.
Not a StockholderYou understand and agree that the Company will not consider you a stockholder for any purpose with respect to any of the Option Shares until you have exercised the Option, paid for the shares, and received evidence of ownership.
No Effect on	You understand and agree that the existence of the Option will not affect in any
Running Businessway the right or power of the Company or its stockholders to make or authorize any adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stock, with preference ahead of or convertible into, or otherwise affecting the Company’s common stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether or not of a similar character to those described above.
Governing Law	The laws of the State of Delaware will govern all matters relating to the Option, without regard to the principles of conflict of laws.
Notices	Any notice you give to the Company must follow the procedures then in effect. If no other procedures apply, you must send your notice in writing by hand or by mail to the office of the Company’s Secretary (or to the
Chair of the Committee if you are then serving as the sole Secretary). If mailed, you should address it to the Company’s Secretary (or the Chair of the Committee) at the Company’s then corporate headquarters, unless the Company directs optionees to send notices to another corporate department or to a third party administrator or specifies another method of transmitting notice. The Company and the Committee will address any notices to you using its standard electronic communications methods or at your office or home address as reflected on the Company’s personnel or other business records. You and the Company may change the address for notice by like notice to the other, and the Company can also change the address for notice by general announcements to optionees.
Amendment	Subject to any required action by the Board or the stockholders of the Company, the Company may cancel the Option and provide a new Award in its place, provided that the Award so replaced will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect the Option to the extent then exercisable.
US1DOCS 6835982v3 Plan Governs
Wherever a conflict may arise between the terms of this Grant Agreement and the terms of the Plan, the terms of the Plan will control. The Committee may adjust the number of Option Shares and the Grant
Price and other terms of the Option from time to time as the Plan provides.